Exhibit 23 (ii)

To the Board of Directors
General Electric Capital Corporation:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-43420, 333-59977, 333-22265 and 333-100527) on Form S-3 of General Electric Capital Corporation and in Registration Statement (No. 33-39596) on Form S-3 jointly filed by General Electric Capital Corporation and General Electric Company, of our report dated February 6, 2004, relating to the statement of financial position of General Electric Capital Corporation and consolidated affiliates as of December 31, 2003 and 2002, and the related statements of earnings, changes in shareowner's equity and cash flows for each of the years in the three-year period ended December 31, 2003, and related schedule, which report appears in the December 31, 2003 annual report on Form 10-K/A Amendment No. 1 of General Electric Capital Corporation. Our report refers to a change in the method of accounting in 2003 for variable interest entities, a change in the method of accounting in 2002 for goodwill and other intangible assets and changes in the methods of accounting in 2001 for derivative instruments and hedging activities and impairment of certain beneficial interests in securitized assets.

/s/ KPMG LLP

Stamford, Connecticut

March 5, 2004